Exhibit 10.1

January 13, 2013

Mr. John Boucher

Dear John:

It is a distinct pleasure to offer you the position of President and Chief Executive Officer of ModusLink Global Solutions, Inc. (“ModusLink” or the “Company”) accordingly to the terms and conditions of this offer letter agreement (the “Agreement”). In this capacity you will report directly to the Board of Directors of the Company (the “Board”).

Your annualized base salary will be $550,000, paid bi-weekly. You will be eligible for an annual bonus with a target bonus of 100% of your base salary. The Company’s Executive Management Incentive Plan, which is adopted annually, typically provides for payouts ranging from 25% of target for threshold achievement to a maximum of 200% for overachievement of the stated goals. For fiscal year 2013 (FY13) your bonus potential will be pro-rated based on the portion of FY13 in which you are employed, however, you will be guaranteed a minimum bonus of $137,500. Other than the minimum guaranteed bonus for FY13, the actual bonus payments, if any, which you receive will be subject to your achievement of objectives approved and established by the Human Resources and Compensation Committee of the Board of Directors (the “Compensation Committee”). All salary and bonus payments are subject to normal deductions and withholdings.

In connection with your employment, you will be granted two stock options. One award will be an option to purchase shares of ModusLink common stock (the “Standard Option”) with a grant date fair value of $600,000. The number of shares of common stock subject to the Standard Option will be determined under the binomial option valuation methodology the Company uses for financial reporting purposes and the closing price of the Company’s common stock on the date of grant. The second award will be an option to purchase shares of ModusLink common stock (the “Performance Option” and collectively with the Standard Option, the “Options”) with a grant date fair value of $775,000. The number of shares of common stock subject to the Performance Option will be determined under the binomial option valuation methodology the Company uses for financial reporting purposes and the closing price of the Company’s common stock on the date of grant. Both Options will be granted to you on the third trading day of the first open trading window applicable to you occurring following the date the Company’s restatement of its financial results is complete and announced to the public, provided you are employed by the Company on such date. In the event your start date is later than such date, both Options will be granted at the commencement of the first open trading window applicable to you after commencement of your employment. Both Options will be awarded under the Company’s 2010 Incentive Award Plan (the “Plan”) and the exercise price will be the closing price of ModusLink’s common stock (during normal trading hours) on the date of grant.

Mr. John J. Boucher

January 13, 2013

The Standard Option, will vest and become exercisable to 25% of the shares on the first anniversary of the grant date and 1/48th of the shares underlying the option shall vest and become exercisable on each monthly anniversary date of the date of grant starting on the 13th monthly anniversary date of the date of grant, so that the Standard Option becomes fully vested and exercisable on the fourth anniversary of the date of grant.

The Performance Option, will vest and become exercisable as to 20% of the shares underlying the Performance Option on each of the first five anniversaries of the date of grant, provided that in each such case a minimum price per share of the common stock (as calculated below and adjusted for stock splits or other changes in capitalization) (the “Price Performance Threshold”) has been achieved. The Price Performance Threshold for the first through fifth tranches of Performance Options shall be set forth in the applicable option agreement and shall be determined and expressed as a multiple of the exercise price as follows: (i) 1.5 times the exercise price, (ii) 2 times the exercise price, (iii) 2.5 times the exercise price, (iv) 3 times the exercise price and (v) 3.5 times the exercise price The Price Performance Threshold shall be measured by calculating the average closing stock price on the relevant anniversary date for the three month period ending on such date. To the extent shares do not vest on the designated anniversary date, vesting may occur on a subsequent anniversary date if the performance criteria are met, when measured on the subsequent anniversary date, through the fifth anniversary date. (For example, if the grant date is January 15, 2013, the exercise price for the Performance Option is $3.00 per share, the price targets are $4.50, $6.00, $7.50, $9.00 and $10.50, and the average price in the three-month period ending January 15, 2014 is $4.50, then the first tranche or 20% of the Performance Option will vest. If the average price measured at the first anniversary is below $4.50, but the average price measured at the second anniversary is $6.00, then the first and second tranches of the Performance Option will vest. If the average price measured on the second anniversary is below $6.00, but the average price measured on the third anniversary is $6.50, the second tranche (but not the third tranche) would then vest.) The Options will only vest and become exercisable if you remain employed by the Company on the applicable vesting date. Unless terminated earlier by their terms, the Options shall have a seven (7) year term.

On the same day that the Options are granted, you will also be awarded 50,000 shares of restricted common stock of ModusLink. This award will be made pursuant to the Plan. Provided you remain employed by the Company, the restrictions with respect to the restricted stock award will lapse on the third anniversary of the grant date. The Company encourages you to promptly speak with your own tax or legal advisor with respect to the tax effect and any filings that you may want to make with the Internal Revenue Service in connection with this restricted stock award.

Beginning in the Company’s FY2014, you will be eligible for annual equity based compensation awards with a target grant date fair value of $1,200,000, with 50% of the grant date fair value to be awarded in stock options and 50% in the form of performance based restricted stock (“PBRS”). The vesting and terms of the stock options shall be identical to the first-year Standard Option. The performance objectives, performance period and vesting provisions applicable to the PBRS shall be determined by the Compensation Committee each year in its discretion and will be governed by the

Mr. John J. Boucher

January 13, 2013

terms of the program established by the Compensation Committee, which will be consistently applied to you and other similarly situated executives at the Company. Annual equity awards are typically made in the first or second fiscal quarter of each fiscal year.

The Options and the restricted stock award described above will each be subject to all terms, limitations, restrictions and termination provisions set forth in the Plan and in the separate option and restricted stock agreements (which will be based upon the Company’s standard forms of option and restricted stock agreement) that will be executed to evidence the grant of such Options and award of restricted stock. You will also be required to execute the Company’s standard form of Non-Competition Agreement as a condition of ModusLink granting you an option to purchase ModusLink common stock, awarding you shares of ModusLink restricted stock and your employment with the Company. Additionally, as a condition of employment with the Company, you will be required to execute the Company’s standard form of Non-Disclosure and Developments Agreement.

In addition, you will be provided a monthly car allowance in the amount of $1,000, which will be treated for tax purposes as additional compensation to you. As an employee of the Company, you also will be entitled to vacation in accordance with the Company’s vacation policies and will participate in any and all benefit programs (including the executive Long Term Disability benefit protection), other than any severance arrangement, that the Company establishes and makes generally available to its employees from time to time, provided you are eligible under (and subject to all provisions of) the plan documents governing those programs. A summary of our benefits is enclosed and details of the plans and coverages offered will be reviewed with you when you join the Company.

You will be an employee at will, meaning that either you, or the Company, may terminate your employment at any time and for any or no reason, with or without notice.

On your first day of employment, you will enter into an Executive Severance Agreement in the form enclosed, which provides that should the Company terminate your employment without Cause, or should you terminate your employment for Good Reason, you will be eligible to receive severance in an amount equal to 12 months of your base salary, your target bonus for the year of termination and reimbursement for your COBRA payments (over and above your normal contribution toward your benefits) for 12 months. Payment of this amount would be made in accordance with the Company’s regular pay periods, for the 12-month period following your date of termination. In addition, in the event that during your employment with the Company, the Company undergoes a Change of Control, and within one year after the Change of Control your employment is terminated by the Company without Cause, or by you for Good Reason, then you will be entitled to receive change in control severance equal to (1) 1.5 times the sum of your annual base salary plus your target bonus if such Change in Control occurs prior to July 31, 2013, or (2) 2 times the sum of your base salary plus your target bonus if such Change in Control occurs after July 31, 2013, and the Standard Option and all annual option awards shall be fully vested and exercisable, the Performance Options shall vest 20% for each Price Performance Threshold which has been met at the time of the Change of Control, all restricted stock subject to time-based vesting shall be free of restriction and the PBRS will vest pro rata based on the proportion of the

Mr. John J. Boucher

January 13, 2013

performance period completed through the termination date, and at the target performance level. In addition, in such circumstance, you will be reimbursed for your COBRA payments (over and above your normal contribution toward your benefits) for the maximum amount of time that you elect COBRA benefits, not to exceed the duration during which you receive your severance pay. Payment of the change in control severance will be made in accordance with the Company’s regular pay periods, for the 18 or 24 -month period, as applicable, following your date of termination, including prorated installments of your bonus. All capitalized terms used in this paragraph are defined in the Executive Severance Agreement and the summary description provided in this paragraph is subject to all terms and conditions contained in the Executive Severance Agreement. In the event of any conflict between the terms of this paragraph and the terms of the Executive Severance Agreement, the Executive Severance Agreement shall govern. Any payment of severance benefits will be conditioned upon your execution of the Company’s standard form of general release.

You represent and warrant that (i) you have advised the Company in writing of any agreement relating to non-competition, non-solicitation or confidentiality between you and your previous employer, (ii) you are not a party to or bound by any other employment agreement, non-compete agreement or confidentiality agreement with any other person or entity which would be violated by your acceptance of this position or which would interfere in any material respect with the performance of your duties with the Company and (iii) you will not use any confidential information or trade secrets of any person or party other than the Company in connection with the performance of your duties with the Company.

This offer and your employment is contingent upon (1) your successful completion of the Company’s drug screen, (2) the Company’s satisfactory completion of a background check, including a criminal background check, and (3) your providing proper documentation of your right to work in the United States, as required by law.

Please confirm your acceptance of this position by signing one copy of this letter and returning it to me. This offer is conditional upon a mutually agreeable start date of no later than January 28, 2013.

By separate mailing we will forward you the following documents: (i) an Employment Eligibility Verification Form (Form I-9) and the list of acceptable documents which are required to complete this form, (ii) Massachusetts Tax Form, (iii) W-4, (iv) Direct Deposit Form (if you would like to have your pay check directly deposited to a bank account), (v) the Company’s Code of Conduct, (vi) the Company’s standard form of Non-Competition Agreement, (vii) the Company’s standard form of Non-Disclosure and Developments Agreement, and (viii) a copy of ModusLink’s Policy on Trading of Securities and Public Disclosures. Each of these will need to be signed on or before your start date and you may fax them as provided below, or bring copies with you on your start date.

If you choose to fax the documents, please fax a copy of your signed offer letter and all the other documents to 781-663-5045 and bring the originals with you on your first day. If you wish to overnight the original documents, please mail one copy of your signed offer letter and the entire enclosed package to ModusLink Global Solutions, Inc., 1601 Trapelo Road, Suite 170, Waltham, MA 02451, Attention: Kathy Betts.

Mr. John J. Boucher

January 13, 2013

This offer letter constitutes the entire agreement between you and the Company and supersedes all prior offers, both verbal and written. This offer automatically expires as of the close of business (5:00 p.m., Boston time) on January 15, 2013. This letter does not constitute a contract of employment or impose on the Company any obligation to retain you as an employee for any set amount of time.

John, we are very pleased by the prospect of your addition to our team, and we are confident that you will make a significant contribution to our future success!

Sincerely,

/s/ Francis J. Jules

Francis J. Jules
Chairman

Agreed and accepted:

/s/ John J. Boucher	1/14/13
John J. Boucher	Date